                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          AMYLIN PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (6)  Amount Previously Paid:

     (7)  Form, Schedule or Registration Statement No.:

     (8)  Filing Party:

     (9)  Date Filed:

                                  Amylin logo

                            9373 Towne Centre Drive
                          San Diego, California 92121

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     To Be Held On Wednesday, May 20, 1998

To the Stockholders of Amylin Pharmaceuticals, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Amylin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 20, 1998, at 3:30 p.m., local time, at the offices of the Company, located at 9360 Towne Centre Drive, San Diego, California 92121, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected;

     2. To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 50,000,000 to 100,000,000 shares;,

     3. To approve the Company's 1991 Stock Option Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 800,000 shares;

     4. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1998; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 20, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                       By Order of the Board of Directors

                                    LOGO
                                       JOSEPH C. COOK, JR.
                                       Chairman of the Board and Chief
                                       Executive Officer

San Diego, California
April 8, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          AMYLIN PHARMACEUTICALS, INC.
                            9373 TOWNE CENTRE DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1998
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Amylin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 20, 1998, at 3:30 p.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company, located at 9360 Towne Centre Drive, San Diego, California 92121. The Company intends to mail this proxy statement and accompanying proxy card on or about April 10, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing, and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Beacon Hill Partners, Inc., a professional proxy solicitor. No additional compensation will be paid to directors, officers or other regular employees for such services, but Beacon Hill Partners, Inc. will be paid its customary fee, estimated to be $5,250, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on March 20, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 20, 1998, the Company had outstanding and entitled to vote 32,453,364 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except with respect to Proposal 2, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, abstentions and broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 9373 Towne Centre Drive, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than December 11, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are six nominees for the six Board positions that will be authorized in the Company's Bylaws as of the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, each having been elected by the stockholders.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

          NAME              AGE          POSITION HELD WITH THE COMPANY
          ----              ---          ------------------------------
Joseph C. Cook, Jr.         56     Chairman of the Board and
                                   Chief Executive Officer
James C. Blair, Ph.D.(1)    58     Member, Board of Directors
James C. Gaither(1)         60     Member, Board of Directors
Howard E. Greene, Jr.       55     Member, Board of Directors
Ginger L. Howard(2)         42     Member, Board of Directors
Vaughn M. Kailian(2)        53     Member, Board of Directors

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     MR. COOK has served as Chairman of the Board of Directors and Chief Executive Officer since March 1998 and a director since November 1994. Mr. Cook is a founding partner of Life Science Advisors, LLC. and President of Cambrian Associates, Inc. Mr. Cook retired as Group Vice President, Global Manufacturing, Engineering, and Corporate Quality at Eli Lilly in 1993. During his 28 years with Eli Lilly, Mr. Cook was a Vice-President of Sales and Marketing and Chief Financial Officer for Elanco Products Company and General Manager of a worldwide business unit of Eli Lilly. He is also a director of Dura Pharmaceuticals, Inc., NABI, Inc., and Personnel Management, Inc. He is a founder of Mountain Ventures, Inc., a real estate development firm.

     DR. BLAIR has served as a director since December 1988 and serves on the Compensation Committee. He has been a general partner of Domain Associates, a venture capital investment firm, since 1985. Domain Associates manages Domain Partners, L.P., Domain Partners II, L.P. and Domain Partners III, L.P. and is the U.S. venture capital advisor to Biotechnology Investments, Ltd. From 1969 to 1985, Dr. Blair was an officer of three investment banking and venture capital firms. Dr. Blair is a director of Aurora Biosciences, Inc., CoCensys, Inc., Dura Pharmaceuticals, Inc., Gensia Sicor, Inc., Trega Biosciences, Inc. and Vista Medical Technologies, Inc. Dr. Blair received a B.S.E. from Princeton University and the M.S.E. and Ph.D. degrees from the University of Pennsylvania in electrical engineering.

     MR. GAITHER has served as a director since November 1995 and serves on the Compensation Committee. He has been a partner of the law firm Cooley Godward LLP ("Cooley Godward") since 1971 where he also served as managing partner from 1984 to 1990. Prior to joining Cooley Godward in 1969, Mr. Gaither served as Staff Assistant to the President of the United States from July 1966 to January 1969. He is a director of Basic American, Inc., Levi Strauss & Co., Siebel Systems, Inc. and the Stanford Management Company and serves on the executive committee of the Board of Visitors at Stanford Law School. He previously served as President of the Board of Trustees of Stanford University and as Chairman of its Investment Committee. He is a trustee of the Carnegie Endowment for International Peace, The James Irvine Foundation, RAND, and The William and Flora Hewlett Foundation. Mr. Gaither received his J.D. from Stanford University.

     MR. GREENE has served as a director of the Company and, until March 1998, had served as Chairman of the Board of Directors since he co-founded the Company in 1987. He was a full-time employee from September 1989 until September 1996 and a half-time employee from September 1996 until March 1998, at which time his employment with the Company ceased. Mr. Greene served as Chief Executive Officer of the Company from Company inception until July 1996 and as Chairman of the Executive Committee from July 1996 until March 1998. From October 1986 until September 1993, Mr. Greene was a general partner of Biovest Partners, a venture capital firm, and in this capacity he was Chairman of the Board of Pyxis Corporation from 1989 to 1993. He was Chief Executive Officer of Hybritech Incorporated ("Hybritech") from 1979 to its acquisition by Eli Lilly & Company ("Eli Lilly") in 1986, and he was co-inventor of Hybritech's monoclonal antibody diagnostic technology. Prior to joining Hybritech, he was an executive with Baxter Healthcare Corporation from 1974 to 1979 and a consultant with McKinsey & Company from 1967 to 1974. He is Chairman of the Board of Cytel Corporation and a director of Allergan, Inc., Biosite Diagnostics, Inc., Neurex Corporation, and The International Biotechnology Trust Plc. Mr. Greene received an M.B.A. from Harvard University.

     MS. HOWARD has served as a director since November 1995 and serves on the Audit Committee. Ms. Howard has served as Vice President of Guidant Corporation, a medical device company, since July 1994. She also holds the position of president of the Vascular Intervention Group, which includes Advanced Cardiovascular Systems ("ACS") and Devices for Vascular Intervention. She has served as President and Chief Executive Officer of ACS since January 1993. Prior to joining ACS, she held various positions with Eli Lilly from 1979 to 1992, including sales and strategic planning positions. She serves on the Board of Directors and the Executive Committee for the California Healthcare Institute and on the Advisory Board of the California Institute for Federal Policy Research. Ms. Howard received an M.B.A. from Harvard University.

     MR. KAILIAN has served as a director since November 1995 and serves on the Audit Committee. Mr. Kailian has served as President, Chief Executive Officer and board member of COR Therapeutics, Inc. since March 1990. From 1967 to 1990, Mr. Kailian was employed by Marion Merrell Dow, Inc., a pharmaceutical company, and its predecessor companies, in various general management, marketing and sales positions. Among the positions held by Mr. Kailian were President and General Manager, Merrell Dow USA and Corporate Vice President of Global Commercial Development, Marion Merrell Dow, Inc. Mr. Kailian is also a director of the Biotechnology Industry Organization and the California Health Care Institute and is a director and serves on the compensation committee of Axys Pharmaceutical Corporation. Mr. Kailian holds a B.A. from Tufts University.

BACKGROUND OF EXECUTIVES NOT DESCRIBED ABOVE

     The names of and certain information regarding the Company's executives are set forth below:

            NAME                 AGE       POSITION HELD WITH THE COMPANY
            ----                 ---       ------------------------------
Maurizio Denaro, M.D.            46     Executive Vice President and Chief
                                        Technical Officer
Daniel M. Bradbury               36     Senior Vice President of Corporate
                                        Development
Bradford J. Duft                 43     Senior Vice President and General
                                        Counsel
Richard A. Kenley, Ph.D.         51     Senior Vice President of Product
                                        Development
Orville G. Kolterman, M.D.       50     Senior Vice President of Clinical
                                        Affairs
Gareth W. Beynon, M.D., Ph.D.    47     Vice President of Amylin Europe
                                        Limited
Suzanne S. Burgess               40     Vice President of Administration
James J. L'Italien, Ph.D.        45     Vice President of Pharmaceutical
                                        Development
Andrew A. Young, M.D., Ph.D.     45     Vice President of Physiology

     DR. DENARO, an executive officer of the Company, has served as Executive Vice President and Chief Technical Officer since February 1997. From February 1996 to February 1997, Dr. Denaro served as Senior Vice President of Research. Prior to joining the Company, from 1992 to 1996, he was a Vice President of Research at Hoechst Marion Roussel, Inc., and he was Center Director of the Marion Merrell Dow Research Institute in Cincinnati from 1994 to 1996. From 1985 to 1994, Dr. Denaro held various positions at Marion Merrell Dow Research Institute's Lepetit Research Center, Gerenzano, Italy, including Vice President and Director from 1992 to 1994. Prior to 1985, Dr. Denaro held various senior research and post-doctoral fellowship positions at Centro di Riferimento Oncologico in Italy, Uppsala University in Sweden and Stanford Medical School. Dr. Denaro earned an M.D. from Bologna University Medical School.

     MR. BRADBURY has served as Senior Vice President of Corporate Development since March 1998. Mr. Bradbury previously served as Vice President of Marketing from June 1995 to March 1998. From July 1994 to May 1995, Mr. Bradbury held the position of Director of Marketing, Amylin Europe Limited. Prior to joining the Company, Mr. Bradbury was employed by SmithKline Beecham Pharmaceuticals from September 1984 to July 1994, where he held a number of positions, most recently as Associate Director, Anti-Infectives in the Worldwide Strategic Product Development Division. Prior to 1984, Mr. Bradbury worked as a Pre-registration Pharmacist with Glaxo Group Research. Mr. Bradbury holds a B.Pharm. from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education.

     MR. DUFT, an executive officer of the Company, has served as Senior Vice President and General Counsel since June 1997. Mr. Duft previously served as Vice President and General Counsel from July 1990 to June 1997. Prior to joining the Company, from 1983 to July 1990, he was an attorney in private practice with the patent law firm of Lyon & Lyon, most recently as managing partner of its San Diego office. From 1980 to 1983, he served as law clerk and technical advisor to Judge Giles S. Rich of the U.S. Court of Appeals for the Federal Circuit and the U.S. Court of Customs and Patent Appeals. Mr. Duft received a J.D. from California Western School of Law and an LL.M. in Patent and Trade Regulation from George Washington University.

     DR. KENLEY, an executive officer of the Company, has served as Senior Vice President of Product Development since February 1997. From January 1994 to February 1997, Dr. Kenley served as Vice President of Product Development. Prior to joining the Company, from 1990 to 1994, he was Director of Pharmaceutical Sciences at Genetics Institute, Inc. From 1986 to 1990, Dr. Kenley was Associate Director of Analytical Chemistry at Baxter Healthcare Corporation, and from 1982 to 1986 he was Department Head of Analytical Chemistry Development at Syntex Corporation. Dr. Kenley earned a Ph.D. in chemistry from the University of California at San Diego.

     DR. KOLTERMAN, an executive officer of the Company, has served as Senior Vice President of Clinical Affairs since February 1997. Dr. Kolterman previously served as Vice President, Medical Affairs from July 1993 to February 1997 and Director, Medical Affairs from May 1992 to July 1993. From 1983 to May 1992, he was Program Director of the General Clinical Research Center and Medical Director of the Diabetes Center, both at the University of California, San Diego Medical Center. Since 1989 he has been Adjunct Professor of Medicine at U.C.S.D. From 1978 to 1983, he was Assistant Professor of Medicine in the Endocrinology and Metabolism Division at the University of Colorado School of Medicine, Denver. He is a member of the Diabetes Control and Complications Trial Study Group and past-President of the California Affiliate of the American Diabetes Association. Dr. Kolterman earned an M.D. from Stanford University School of Medicine.

     DR. BEYNON, an executive officer of the Company, has served as Vice President of Amylin Europe Limited, the Company's wholly owned European subsidiary, since February 1992. Prior to joining the Company, Dr. Beynon had been employed at G.D. Searle & Co. since 1984, where he held a number of positions in Europe, including Director of Clinical Research, Director of Strategic Planning and Regulatory Affairs and Marketing Director for France. From 1979 to 1984, he practiced internal medicine with a particular interest in endocrinology and diabetes. He held a number of clinical appointments at London Teaching Hospitals, including Guys Hospital and the Postgraduate Medical School at Hammersmith Hospital. Dr. Beynon has a Ph.D. in endocrine physiology from the University of Cambridge and completed his training for his M.B.B.Chir. (M.D.) at Guys Hospital, London. Dr. Beynon also earned an M.B.A. at Cranfield Management Institute.

     MS. BURGESS has served as Vice President of Administration since May 1994. Ms. Burgess joined the Company in March 1992 as Director of Human Resources and most recently held the position of Senior Director of Human Resources and Facilities Administration. Prior to joining the Company, Ms. Burgess worked for seven years with Dole Food Company/Castle & Cooke, Inc. where she held a number of positions including Director of Human Resources. Prior to that time, she worked in Human Resources with Industrial Indemnity, a division of Crum & Forster. Ms. Burgess holds a B.A. from the University of California, Santa Cruz.

     DR. L'ITALIEN has served as Vice President of Pharmaceutical Development since March 1998. From May 1994 to March 1998, he served as Senior Director of Pharmaceutical Development. Prior to joining the Company, from 1991 to May 1994, he was Director of Quality and Technical Affairs at Ortho Biotech, a Johnson and Johnson Company. From 1987 to 1991, Dr. L'Italien was Associate Director of Analytical Development at SmithKline Beecham Pharmaceuticals, and from 1982 to 1987, he held several positions, from Senior Staff Scientist to the position of Head of Protein Chemistry, at Molecular Genetics, Inc. He served a fellowship at the Yale University School of Medicine. Dr. L'Italien earned his Ph.D. in chemistry from Boston University.

     DR. YOUNG has served as Vice President of Physiology since January 1994. From 1989 to 1993 he held a number of positions in the Company's Physiology department, most recently as Principal Scientist and Senior Director of Physiology. Prior to joining the Company in 1989, Dr. Young was a lecturer in the Department of Physiology at the University of Auckland, New Zealand and a part-time general medical practitioner. From 1984 to 1987, Dr. Young was a Clinical Research Scientist at the National Institutes of Health in Phoenix, Arizona, where he studied insulin resistance and diabetes. He received his M.B., Ch.B. (M.D.) and his Ph.D. in Physiology from the University of Auckland, New Zealand.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1997, the Board of Directors held six meetings. The Board has an Audit Committee and a Compensation Committee and, until March 1998, had an Executive Committee. The Board does not have a Nominating Committee or any committee performing a similar function.

     The Audit Committee meets at least annually with the Company's independent auditors to review, among other things, the results of the annual audit and discuss the financial statements, recommend to the Board the independent auditors to be retained and receive and consider the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee, which during 1997 was composed of Mr. Cook and Timothy J. Wollaeger, met two times during the fiscal year ended December 31, 1997. Mr. Wollaeger has elected not to stand for reelection as a director of the Company for 1998. In March 1998, the Audit Committee was reconstituted to consist of Ms. Howard and Mr. Kailian.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and awards stock options to employees and consultants under the Company's 1991 Stock Option Plan, as amended, administers and approves stock offerings under the Company's Employee Stock Purchase Plan, administers the Company's Non-Employee Directors' Stock Option Plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee, which during 1997 was composed of Dr. Blair and Mr. Wollaeger, met three times during the fiscal year ended December 31, 1997. In March 1998, the Compensation Committee was reconstituted to consist of Dr. Blair and Mr. Gaither.

     The Executive Committee of the Board during 1997 was composed of Dr. Blair and Messrs. Cook, Greene and Richard M. Haugen. Mr. Greene served as Chairman. Except as limited by law, the Executive Committee is empowered to take any and all actions that may be taken by the Board of Directors, including declaring dividends and authorizing the issuance of stock. The Executive Committee met one time during the fiscal year ended December 31, 1997. In March 1998, the Board abolished the Executive Committee.

     The Board of Directors has delegated to the Company's Chief Executive Officer the authority to grant stock options under the Company's 1991 Stock Option Plan, as amended, to employees of the Company that are not executive officers, directors or 10% stockholders of the Company, provided such grants are in accordance with guidelines that have been approved in advance by the Board of Directors.

     During the fiscal year ended December 31, 1997, all directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

                                   PROPOSAL 2

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has approved and adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation (the "Restated Certificate") to increase the Company's authorized number of shares of Common Stock from 50,000,000 shares to 100,000,000 shares (the "Common Stock Amendment").

     Reasons for Amendment. Although at present the Company has no plans to issue additional shares of Common Stock other than the shares currently reserved as discussed below, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers, directors or consultants, establishing strategic relationships with other companies and expanding the Company's business through the acquisition of other businesses or products. Stockholders will not be entitled to preemptive rights with respect to any such issuances.

     Principal Effects. The additional shares of Common Stock to be authorized by adoption of the Common Stock Amendment would have rights identical to the currently authorized Common Stock of the Company. Adoption of the Common Stock Amendment and the issuance of Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to any later increase in the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. The complete text of the Certificate of Amendment to the Restated Certificate that would be filed with the office of the Secretary of State of the State of Delaware to effect the Common Stock Amendment is set forth in Exhibit A to this Proxy Statement.

If the Common Stock Amendment is approved by the stockholders, it will become effective upon the filing of the Certificate of Amendment of the Restated Certificate with the Secretary of State of the State of Delaware which is expected to occur as promptly as practicable following the Annual Meeting.

     As of February 27, 1998, of the 50,000,000 shares of Common Stock presently authorized: 32,452,268 shares were issued and outstanding; under the Company's 1991 Stock Option Plan (subject to stockholder approval of the amendment thereof as discussed in Proposal 3), 1,702,068 shares remain available for future option grants and 5,265,199 shares remain available for issuance upon exercise of presently outstanding options; 139,774 shares remain available for issuance under the Company's Employee Stock Purchase Plan; under the Company's Non-Employee Directors' Stock Option Plan, 208,576 shares remain available for future option grants and 120,000 shares remain available for issuance upon exercise of presently outstanding options; 1,550,950 shares were reserved for issuance pursuant to outstanding warrants; and 8,561,165 shares were unissued and unreserved.

     Vote Required. The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding on the Record Date will be required to approve the Common Stock Amendment. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 2

                                   PROPOSAL 3

                 APPROVAL OF 1991 STOCK OPTION PLAN, AS AMENDED

     In October 1991, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1991 Stock Option Plan (the "Option Plan"). As a result of a series of amendments, there are 7,000,000 shares of the Company's Common Stock authorized for issuance under the Option Plan. In addition, in May 1997, the Board of Directors adopted an amendment to the Option Plan to effect certain changes designed to address recent changes in applicable securities laws and regulations. Such amendment did not require stockholder approval.

     At February 27, 1998, options (net of canceled or expired options) covering an aggregate of 6,097,932 shares of the Company's Common Stock had been granted under the Option Plan and only 902,068 shares remained available for future grant under the Option Plan (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options).

     In February 1998, the Board approved an amendment to the Option Plan, subject to stockholder approval, to enhance the flexibility of the Board and the Compensation Committee in granting stock options to the Company's employees. The amendment increases the number of shares authorized for issuance under the Option Plan from a total of 7,000,000 shares to 7,800,000 shares. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees and consultants at levels determined appropriate by the Board and the Compensation Committee.

     Stockholders are requested in this Proposal 3 to approve the Option Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Option Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 3

     The essential features of the Option Plan, as amended, are outlined below:

GENERAL

     The Option Plan provides for the grant of both incentive and nonqualified stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonqualified stock options granted under the Option Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonqualified stock options.

PURPOSE

     The Option Plan was adopted to provide a means by which selected officers and employees of and consultants to the company and its affiliates could be given an opportunity to purchase stock in the Company, to retain the services of persons who are now employees of or consultants to the Company, to secure and retain the services of new employees and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and to align their interests with those of stockholders.

ADMINISTRATION

     The Option Plan provides that it shall be administered by the Board of Directors, unless and until the Board delegates administration to a committee. The Board has the power to determine from time to time which of the persons eligible under the Option Plan shall be granted options; when and how the option shall be granted; whether the option will be an incentive stock option or a nonqualified stock option; the provisions of each option granted (which need not be identical), including the time or times such option may be exercised in whole or in part; and the number of shares for which an option shall be granted to each such person. The Board also has the power to construe and interpret the Option Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

     The Board of Directors is authorized to delegate administration of the Option Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Option Plan to the Compensation Committee of the Board. As used herein with respect to the Option Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself. The Company currently intends to limit the directors who may serve as members of the Compensation Committee to those who are "outside directors," which excludes (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax qualified pension plan), (iii) current and former officers of the Company, and (iv) directors currently receiving direct or indirect remuneration from the Company in any capacity (other than as a director) unless any such person is otherwise an "outside director" for purposes of Section 162(m).

     In addition, the Board of Directors is authorized to delegate to a committee of one or more members of the Board the authority to grant options under the Option Plan to eligible persons who are not executive officers, directors or 10% stockholders of the Company. The Board has delegated to the Company's Chief Executive Officer the authority to grant stock options under the Option Plan to such eligible persons that are employees of the Company, so long as such grants are in accordance with guidelines that have been pre-approved by the Board of Directors.

ELIGIBILITY

     Incentive stock options may be granted under the Option Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers) and consultants are eligible to receive nonqualified stock options under the Option Plan. All of the Company's employees are eligible to receive stock options under the Option Plan.

     No option may be granted under the Option Plan to any person who, at the time of grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. To the extent the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options granted under the Option Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonqualified stock options.

     The Option Plan has a per-employee, per-calendar year limitation equal to 1,043,541 shares of the Company's Common Stock. The purpose of this limitation is to ensure that the Company generally will continue to be able to deduct for tax purposes the compensation attributable to the exercise of options granted under the Option Plan. To date, the Company has not granted to any employee in any calendar year options to purchase a number of shares equal to the limitation and does not currently have any intention of granting such number of options to any employee. There can be no assurance, however, that the Compensation Committee will not determine in some future circumstances that it would be in the best interests of the Company and its stockholders to grant options to purchase such number of shares to a single employee during a calendar year.

SHARES SUBJECT TO THE OPTION PLAN

     If options granted under the Option Plan expire or otherwise terminate without being exercised in full, the stock not purchased pursuant to such options again becomes available for issuance pursuant to exercises of options granted under the Option Plan.

OPTION PROVISIONS

     The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more or less restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the Option Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonqualified options under the Option Plan may not be less than 50% of the fair market value of the Common Stock subject to the option on the date of the option grant, and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. In response to stockholder feedback, during 1997, the Company implemented certain policies that are intended to (i) limit the number of options granted under the 1991 Stock Option Plan to an annual average of approximately 2.5% of the Company's outstanding shares of Common Stock; (ii) limit the Company's ability to reprice stock options; and (iii) limit the grant of non-qualified stock options at a price less than 80% of the fair market value on the date of an option grant. As of February 27, 1998, the closing price per share of the Company's Common Stock on the Nasdaq National Market System was $5.25.

     The purchase price of stock acquired pursuant to options granted under the Option Plan must be paid either: (i) in cash at the time the option is exercised; or (ii) at the discretion of the Board, either at the time of the grant or exercise of the option, (a) by delivery of other Common Stock of the Company, (b) according to a deferred payment or other arrangement or (c) in any other form of legal consideration acceptable to the Board.

     The options granted under the Option Plan before December 1, 1994 were only exercisable for cash consideration. In December 1994, the Company began to issue options exercisable for cash or shares of Common Stock of the Company which have been held for a sufficient period to avoid an accounting charge. Options issued in the future may be exercisable for other legal consideration as determined by the Board.

     Option Exercise. Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the

Option Plan typically vest at the rate of 25% after one year has passed from the date of grant, with the remainder vesting daily thereafter so that an option becomes fully vested after four years. Shares covered by options granted in the future under the Option Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Option Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ or cease to be a consultant of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of the foregoing.

     Term. The maximum term of options under the Option Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Option Plan terminate ninety days after the optionee ceases to be employed by the Company or any affiliate of the Company, unless the termination of employment or consultancy is due to such person's death or permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination, but only to the extent the option was exercisable at the time of such termination. Nonqualified options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the Option Plan or subject to any option granted under the Option Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Option Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     The Option Plan provides that, subject to the terms of individual options, in the event of a merger or consolidation in which the Company is not the surviving corporation or a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding prior to the merger are converted into other property, then to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Option Plan or substitute similar options for those outstanding under such plan. In the event that any surviving corporation refuses to assume or continue options outstanding under the Option Plan, or to substitute similar options, then with respect to options held by persons then performing services as employees or consultants for the Company, the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event. In the event of a dissolution or liquidation of the Company, any options outstanding under the Option Plan will terminate if not exercised prior to such event. In addition, since April 1995, options granted under the Option Plan provide that in the event of a merger, acquisition, consolidation, reorganization or other similar transaction pursuant to which the stockholders of the Company immediately prior to such merger, consolidation, reorganization or other similar transaction do not immediately thereafter own more than 50% of the outstanding voting securities of the resulting entity, or any liquidation or dissolution of the Company or any sale of all or substantially all of the assets of the Company, the vesting of such options will be automatically accelerated in full, effective immediately prior to such event. Options granted in the future under the Option Plan may also provide for such acceleration or other provisions as are approved by the Board.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate on October 24, 2001.

     The Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the Option Plan; (ii) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code); or (iii) modify the Option Plan in any other way if such modification requires stockholder approval in order for the Option Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board may also submit any other amendment to the Option Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

     Options granted under the Option Plan may not be transferred except by will or by the laws of descent and distribution. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss upon the disqualifying disposition will be a capital gain or loss which will be long-term, mid-term or short-term depending on how long the stock was held. Capital gains are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonqualified Stock Options. Nonqualified stock options granted under the Option Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold taxes in an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term, mid-term or short-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards granted in the future under the Option Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purpose of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

     At the 1994 Annual Meeting, the Company's stockholders approved an amendment to this plan to establish a per-employee limit and thereby allow any compensation recognized by a Named Executive Officer as a result of such a stock option to qualify as "performance-based compensation."

     Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the Option Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to foreign, state or local taxes that may be applicable. Participants in the Option Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

INFORMATION REGARDING OPTION GRANTS

     The following table presents certain information with respect to options granted under the Option Plan for the fiscal year ended December 31, 1997 to (i) the executive officers of the Company named in the Summary Compensation Table under "Executive Compensation" below, (ii) all executive officers as a group and
(iii) all non-executive officer employees as a group (non-employee directors are not eligible to receive option grants under the Option Plan). Option grants are made by the Board or the Compensation Committee and future grants to the executive officers named in the Summary Compensation Table below, all executive officers as a group and all non-executive officer employees as a group are not presently determinable. The number of options granted under the Option Plan in the fiscal year ended December 31, 1997 is not necessarily indicative of the number of such options that will be granted in the future.

                               NEW PLAN BENEFITS

                                                     1991 STOCK OPTION PLAN
                                          ---------------------------------------------
                                                            NUMBER OF SHARES SUBJECT TO
                  NAME                    DOLLAR VALUE(1)       OPTIONS GRANTED(2)
                  ----                    ---------------   ---------------------------
Richard M. Haugen.......................            --                     --
Maurizio Denaro.........................    $  179,688                 12,500
Bradford J. Duft........................    $  129,380                 10,000
Richard A. Kenley.......................    $  143,750                 10,000
Marjorie T. Sennett.....................    $  129,380                 10,000
All Executive Officers as a Group.......    $  725,948                 52,500
All Non -- Executive Officer Employees
  as a Group............................    $4,277,972                370,894

---------------
(1) Represents the exercise price per share multiplied by the number of shares underlying the option(s).

(2) Represents the number of options granted under the Option Plan in 1997 and is not necessarily indicative of the number of such options that will be granted in the future.

                                   PROPOSAL 4

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception in September 1987. In the event of a negative vote on such ratification, the Board of Directors will reconsider its action. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Even if the selection is ratified, the Audit Committee and the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 4

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 27, 1998 by: (i) each nominee for director; (ii) each of the named executive officers listed in the table entitled Summary of Compensation under the heading "Executive Compensation" below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                         BENEFICIAL OWNERSHIP
                                                  -----------------------------------
              BENEFICIAL OWNER(1)                 NUMBER OF SHARES   PERCENT OF TOTAL
              -------------------                 ----------------   ----------------
James C. Blair(2)(3)............................       707,279             2.18%
Joseph C. Cook, Jr.(2)..........................       318,837                 *
Maurizio Denaro(2)..............................        78,046                 *
Bradford J. Duft(2).............................       345,221             1.06%
James C. Gaither(2).............................        30,475                 *
Howard E. Greene, Jr.(2)........................     1,840,301             5.62%
Richard M. Haugen(2)............................       251,440                 *
Ginger L. Howard(2).............................        27,951                 *
Vaughn M. Kailian(2)............................        27,951                 *
Richard A. Kenley(2)............................       134,227                 *
Marjorie T. Sennett(2)..........................       372,369             1.14%
Johnson & Johnson Development Corporation(4)....     4,986,357            14.67%
  One Johnson & Johnson Plaza
  New Brunswick, NJ 08933
Wellington Management Company(5)................     3,149,700             9.71%
  75 State Street
  Boston, MA 02109
State of Wisconsin Investment Board.............     1,810,000             5.58%
  Lake Terrace
     121 E. Wilson Street
     P.O. Box 7842
     Madison, WI 53707
All executive officers and directors as a group
  (14 persons)(2)...............................     4,664,297            13.65%

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,452,268 shares outstanding on February 27, 1998, adjusted as required by rules promulgated by the Securities and Exchange Commission ("SEC"). Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 9373 Towne Centre Drive, San Diego, California 92121.

(2) Includes shares which certain executive officers, directors and principal stockholders of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options and warrants, as follows: Dr. Blair, 9,561 shares; Mr. Cook, 228,837 shares; Dr. Denaro, 75,875 shares; Mr. Duft, 123,731 shares; Mr. Gaither, 27,951 shares; Mr. Greene, 294,634 shares; Mr. Haugen, 214,379 shares; Ms. Howard, 27,951 shares; Mr. Kailian, 27,951 shares; Dr. Kenley, 132,731 shares; Ms. Sennett, 185,148 shares; and all executive officers and directors as a group, 1,718,542 shares.

(3) Dr. Blair may be deemed to be the beneficial owner of 653,847 shares held of record by Domain Partners II, L.P. Dr. Blair is a general partner of One Palmer Square Associates, L.P., the general partner of Domain Partners, and One Palmer Square Associates II, L.P., the general partner of Domain Partners II, and shares voting and investment power with respect to such shares.

(4) Includes 3,455,407 shares as to which Johnson & Johnson and Johnson & Johnson Development Corporation have shared voting and dispositive power and 1,530,950 shares Johnson & Johnson has the right to acquire pursuant to an outstanding warrant.

(5) Includes 1,376,700 shares as to which Wellington Management Company ("WMC") has shared voting power and 3,149,700 shares as to which WMC has shared dispositive power.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, its officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Each non-employee director receives a $1,000 attendance fee for each meeting of the Board such director attends beginning with the May 1997 meeting.

     In August 1997, the Company adopted a Directors' Deferred Compensation Plan that permits participating Non-Employee Directors to elect, on an annual basis, to defer all or a portion of their cash compensation as directors in a deferred stock account pursuant to which the deferred fees are credited in the form of shares of the Company's Common Stock, based on the market price of the stock at the time the deferred fees are earned. Deferred amounts are, therefore, valued according to fluctuations in the fair market value of the Company's Common Stock. When a participant ceases serving as a director, the participant will be entitled to receive the value of his or her account in cash and/or in the form of the Company's Common Stock, either in a single lump sum payment or in equal annual installments, as determined by the Company in its sole discretion. Ms. Howard and Messrs. Cook, Gaither, Kailian and Wollaeger chose to defer all or a portion of their cash compensation for the period January 1, 1997 through December 31, 1997.

     Each Non-Employee Director (defined below) of the Company is also eligible to receive stock option grants under the Company's Non-Employee Directors' Stock Option Plan, as amended (the "Directors' Plan"). Only directors of the Company who are not otherwise employed by the Company or any parent or subsidiary of the Company ("Non-Employee Directors") are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are nondiscretionary and are intended by the Company not to qualify as incentive stock options under the Code.

     The Directors' Plan provides that, each person who is, immediately following each Annual Meeting of Stockholders of the Company that occurs in an even year (i.e. 1998, 2000, 2002, etc.) (hereinafter, an "Even Year Annual Meeting"), a Non-Employee Director of the Company shall be granted, effective as of the date of such Even Year Annual Meeting, an option to purchase 10,000 shares of Common Stock of the Company pursuant to the Directors' Plan ("Recurring Options"). The Directors' Plan also provides that each person who is, subsequent to May 29, 1997, elected for the first time by the Board or stockholders of the Company to serve as a Non-Employee Director and who has not previously served as a member of the Board, shall be granted, upon election, an option to purchase 20,000 shares of Common Stock ("Initial Election Options"). The exercise price of options granted under the Directors' Plan is equal to the fair market value of the Common Stock subject to the option on the date of the grant. Recurring Options vest at a daily rate over two years following the date of grant. Initial Election Options vest as to 25% of the total number of shares subject to such options on the date that is one year from the date of grant and thereafter at a daily rate over the remaining three years. The term of options under the Directors' Plan is ten years. The Directors' Plan provides that in the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, then to the extent permitted by applicable law, the time during which such options may be exercised will be accelerated and the options terminated if not exercised prior to such event.

     In June 1995, the Company and Mr. Cook entered into a consulting agreement (the "Consulting Agreement"), which became effective in September 1995. Pursuant to the Consulting Agreement, Mr. Cook agreed to provide certain consulting services, including assistance in implementing the Company's business strategy. As part of Mr. Cook's compensation under the Consulting Agreement, as amended to date, Mr. Cook has been granted nonqualified stock options under the Company's 1991 Stock Option Plan to purchase an aggregate of 105,000 shares of Common Stock. In addition, in February 1998, Mr. Cook was granted an option to purchase 15,000 shares of Common Stock. Pursuant to the Consulting Agreement, as amended, Mr. Cook's consulting fees and the vesting of his options were determined based on hours of service performed. Mr. Cook was also reimbursed for any reasonable travel, living and business expenses incurred in connection with the performance of his consulting services.

     In 1997, the total compensation paid to Mr. Cook under his Consulting Agreement was $139,888 in consulting fees, and options to purchase a total of 15,005 shares of Common Stock under his various stock option agreements vested as a result of services he performed for the Company. In 1997, Mr. Cook was reimbursed a total of $1,206 in expenses.

     In March 1998, Joseph C. Cook, Jr. accepted a position as Chairman of the Board of Directors and Chief Executive Officer of the Company. In connection with his appointment, Mr. Cook entered into an agreement with the Company pursuant to which his annual salary was set at $375,000. Under the terms of his agreement, Mr. Cook is eligible to receive an annual merit bonus of up to $250,000, payable upon the achievement of goals and milestones to be set by the Compensation Committee. Mr. Cook was also granted an option to purchase an aggregate of 500,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan at an exercise price of $2.656 per share. The option vests as follows: 200,000 of the option shares will vest in equal monthly installments over the twelve months following Mr. Cook's employment start date; and the remaining 300,000 option shares will vest in equal monthly installments over the following thirty-six months. In addition, Mr. Cook's agreement provides that vesting of the option will be accelerated in full upon a change in control of the Company in accordance with the Company's standard vesting acceleration provisions.

     In accordance with the provisions of Mr. Cook's employment agreement, his Consulting Agreement with the Company was terminated as of the day prior to the date he commenced employment with the Company. Mr. Cook's employment agreement also provides that the portion of the outstanding options granted to Mr. Cook in connection with the Consulting Agreement which were vested as of his employment start date will remain outstanding and exercisable in accordance with their terms for so long as Mr. Cook remains employed by the Company and for twelve months thereafter, or for such longer period as is provided under the terms of those options.

     Effective in September 1996, Mr. Greene entered into an agreement with the Company pursuant to which he would continue to serve as Chairman of the Board and he would serve as a part-time employee of the Company. Under his agreement with the Company, Mr. Greene received an annual salary of $157,500 and his outstanding options to purchase shares of the Company's stock under the Company's 1991 Stock Option Plan continued to vest at one-half of the rate at which such options vest for full-time employees of the Company, subject to the terms and conditions of the 1991 Stock Option Plan. In March 1998, Mr. Greene resigned as Chairman of the Board and an employee of the Company but remains a director of the Company. In connection with Mr. Greene's resignation, Mr. Greene's outstanding options to purchase Common Stock were amended to extend the exercise period of such options through December 31, 1998.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ending December 31, 1995, 1996 and 1997, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 1997 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                       ANNUAL COMPENSATION                  COMPENSATION
                         ------------------------------------------------   AWARDS SHARES
                                                          OTHER ANNUAL       UNDERLYING        ALL OTHER
  PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)   COMPENSATION(1)($)   OPTIONS(#)(2)   COMPENSATION(3)
  ------------------     ----   ---------   --------   ------------------   -------------   ---------------
Richard M. Haugen(4)...  1997     350,000        --              --                 --          $4,758
  Former President       1996   168,068(5)   50,000              --            500,000              --
  and CEO                1995          --        --              --                 --              --
Maurizio Denaro........  1997     244,250        --              --             12,500          $4,764
  Executive Vice         1996   188,605(6)   26,000          78,824            141,000              --
  President and          1995          --        --              --                 --              --
  Chief Technical
     Officer
Bradford J. Duft.......  1997     238,466        --              --             10,000              --
  Senior Vice President  1996     215,946        --              --             20,000              --
  and General Counsel    1995     202,500    20,938          13,542            115,000              --
Richard A. Kenley......  1997     218,307        --              --             10,000          $3,683
  Senior Vice
     President,          1996     195,602        --              --             25,000              --
  Product Development    1995     165,666     7,083              --            133,131              --
Marjorie T.
  Sennett(7)...........  1997     220,870        --              --             10,000          $4,757
  Former Senior Vice     1996     197,425        --              --             43,000              --
  President, CFO and     1995     182,175     7,708              --             90,000              --
  Assistant Secretary

---------------
(1) Includes a housing allowance paid to Mr. Duft of $13,542 in 1995 and relocation expenses and related tax gross-ups paid to Dr. Denaro of $78,824 in 1996. As permitted by rules promulgated by the SEC, no amounts are shown with respect to certain "perquisites," where such perquisites do not exceed the lesser of 10% of bonus plus salary or $50,000.

(2) Includes options repriced in 1995 of 115,000 shares for Mr. Duft, 110,000 shares for Dr. Kenley and 70,000 shares for Ms. Sennett.

(3) Consists of matching contributions made by the Company in Common Stock under its 401(k) plan and represents the fair market value of the Company's Common Stock on the calculation date multiplied by the number of shares.

(4) Mr. Haugen resigned as President, Chief Executive Officer and a director of the Company effective March 26, 1998. See "-- Employment Agreements."

(5) Reflects salary payments from date of employment with the Company, July 1996, through December 31, 1996.

(6) Reflects salary payments from date of employment with the Company, February 1996, through December 31, 1996.

(7) Ms. Sennett resigned as Senior Vice President, Chief Financial Officer, Assistant Secretary and an executive officer of the Company effective February 1, 1998. See "-- Employment Agreements."

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1991 Stock Option Plan (the "Option Plan"). As of February 27, 1998, options to purchase a total of 5,265,199 shares were outstanding under the Option Plan, and options to purchase 902,068 shares remained available for grant thereunder.

     The following tables show for the fiscal year ended December 31, 1997, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                                                                                            POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                           -------------------------------------------------------------    ANNUAL RATES OF STOCK
                               SHARES          % OF TOTAL                                  PRICE APPRECIATION FOR
                             UNDERLYING      OPTIONS GRANTED                                 OPTION TERM ($)(2)
                              OPTIONS        TO EMPLOYEES IN     EXERCISE     EXPIRATION   -----------------------
          NAME             GRANTED(#)(1)     FISCAL YEAR(%)     PRICE($/SH)      DATE          5%          10%
          ----             --------------   -----------------   -----------   ----------   ----------   ----------
Richard M. Haugen                  --               --                 --           --            --           --
Maurizio Denaro                12,500            2.95%            $14.375       3/4/07      $113,005     $286,376
Bradford J. Duft               10,000            2.36%            $12.938       6/1/07      $ 81,366     $206,198
Richard A. Kenley              10,000            2.36%            $14.375       3/4/07      $ 90,404     $229,100
Marjorie T. Sennett            10,000            2.36%            $12.938       6/1/07      $ 81,366     $206,198

---------------
(1) Such options generally vest according to the following schedule: 25% vest one year from the date of grant and the remainder vest daily over the following three years.

(2) Calculated on the assumption that the market value of the underlying stock increases at the stated values, compounded annually. The total appreciation of the options over their 10-year terms at 5% and 10% is 63% and 159%, respectively.

                AGGREGATED OPTION EXERCISES IN 1997 FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                SHARES                     UNDERLYING OPTIONS AS OF     IN-THE-MONEY OPTIONS AS OF
                               ACQUIRED                          FY-END(#)(2)                  FY-END($)(3)
                                  ON           VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   -----------   -----------   -------------   -----------   -------------
Richard M. Haugen                    --            --       147,080        352,920             --             --
Maurizio Denaro                      --            --        62,647         90,853             --             --
Bradford J. Duft                     --            --       117,271         37,729       $130,310        $11,940
Richard A. Kenley                    --            --       125,937         42,194       $ 98,879        $ 4,301

---------------

(1) Represents the fair market value of the underlying shares on the date of exercise less the exercise or base price, and does not necessarily imply that the shares were sold by the optionee.

(2) Includes both in-the-money and out-of-the-money options.

(3) The fair market value of the underlying shares on the last day of the fiscal year ($5.438) less the exercise or base price. Excludes out-of-the-money options.

                             EMPLOYMENT AGREEMENTS

     In July 1996, Mr. Richard Haugen accepted a position as President and Chief Executive Officer of the Company. In connection with Mr. Haugen's hiring he entered into an agreement with the Company pursuant to which his annual salary was set at $350,000, subject to future adjustment due to possible merit increases and annual merit bonuses. Mr. Haugen was also granted an option to purchase an aggregate of 500,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan at an exercise price of $8.50 per share. Effective March 1998, Mr. Haugen's annual salary was increased to $385,000.

     Portions of the option granted to Mr. Haugen vest at different rates. 400,000 shares of the Company's Common Stock subject to the option vest according to the Company's standard vesting schedule, 25% vesting on the one-year anniversary of the option and the remaining 75% vesting in equal daily installments over the three years thereafter. The remaining 100,000 shares of the Company's Common Stock subject to the option (the "Supplemental Shares") vest according to the following alternative schedule: the shares will become fully vested on the seven-year anniversary of the option; however, the Supplemental Shares will immediately become fully vested on the earliest date that the United States Food and Drug Administration or the European Medicines Evaluation Agency formally accepts the Company's first new drug application for regulatory review. In addition, in the event of a change in control of the Company prior to the date that the Supplemental Shares are fully vested, then the number of shares that would have otherwise vested as of the date of the change in control if the Supplemental Shares were subject to vesting in equal daily installments over a period of four years beginning on the grant date of the option, will be deemed vested and exercisable as of such date. For purposes of the Supplemental Shares a "change in control" is defined as any of the following: (i) any merger, acquisition, consolidation, reorganization, or other similar transaction pursuant to which the stockholders of the Company prior to such merger, acquisition, consolidation, reorganization or other similar transaction do not, immediately thereafter, own more than 50% of the outstanding voting securities of the resulting entity or (ii) any liquidation or dissolution of the Company or any sale of substantially all of the assets of the Company.

     In March 1998, Joseph C. Cook, Jr. accepted a position as Chairman of the Board of Directors and Chief Executive Officer of the Company. See
"-- Compensation of Directors."

     In March 1998, Mr. Haugen entered into an agreement with the Company pursuant to which he resigned as Chief Executive Officer, President and a director of the Company effective as of March 26, 1998 and agreed to serve as a full-time employee of the Company at his then-current base salary through June 30, 1998. In addition, Mr. Haugen agreed to serve as a consultant to the Company from July 1, 1998 through June 30, 1999 at the rate of $20,000 per month. His monthly time commitment as a consultant and the services to be performed will be mutually agreed to by Mr. Haugen and the Chief Executive Officer. In addition, under the terms of the agreement, the vesting of an option to purchase 35,000 shares of Common Stock which was granted to Mr. Haugen on March 13, 1998 accelerated in full effective as of March 26, 1998, and such option will remain outstanding and exercisable in accordance with its terms through June 30, 1999. Mr. Haugen's other outstanding options to purchase Common Stock will continue to vest in accordance with their terms through June 30, 1998, and to the extent such options are vested as of such date, they will remain outstanding and exercisable in accordance with their terms through June 30, 1999.

     In December 1997, Bradford J. Duft entered into an agreement with the Company pursuant to which the Company delivered the sum of $124,000 (the "Amylin Funds") to BT Alex. Brown Incorporated ("BTAB") to be held by BTAB in an interest-bearing account as collateral for Mr. Duft's obligations relating to his account with BTAB (the "BTAB Agreement"). In March 1998, the amount of the Amylin Funds was deemed to be a loan by the Company to Mr. Duft made as of March 19, 1998 (the "Loan"). The Loan bears interest at an annual rate of 8.875%, is due and payable at any time following March 19, 1998 on demand by the Company and is secured by all shares of the Company's Common Stock and options to purchase shares of the Company's Common Stock owned beneficially or of record by Mr. Duft at any time prior to repayment of the Loan in full.

     In January 1998, Marjorie T. Sennett entered into an agreement with the Company pursuant to which she resigned as Senior Vice President, Chief Financial Officer, Assistant Secretary and an executive officer of the Company effective as of February 1, 1998 and agreed to serve as a part-time employee of the Company for three months following the effective date of her resignation, which term may be extended on a month-to-month basis by mutual agreement. As consideration for such part-time employment services, Ms. Sennett will receive $108 per hour of services for an average of 16 hours per week and $170 per hour for each hour worked in excess of an average of 16 hours per week. In addition, subject to the terms and conditions of the Company's 1991 Stock Option Plan and to adjustment based on the actual number of hours of services performed, Ms. Sennett's outstanding options to purchase shares of the Company's stock under the Company's 1991 Stock Option Plan will continue to vest at 40% of the rate at which such options vest for full-time employees of the Company, and, subject to the terms and conditions of her stock option agreements, the exercise period of Ms. Sennett's outstanding options will be extended through January 31, 1999.

           REPORT OF COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed of Directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation arrangements.

COMPENSATION OBJECTIVES AND IMPLEMENTATION

     The objectives of the Company's executive compensation arrangements are to attract and retain the services of key management and to align the interests of its executives with those of the Company's stockholders. The Committee endeavors to accomplish these by:

     - Establishing compensation arrangements that are adequate to attract and retain the services of key management personnel and that deliver compensation commensurate with the Company's performance, as measured against the achievement of operating, financial and strategic objectives and taking into account competitive compensation practices in the industry.

     - Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners rather than solely as employees.

     - Rewarding executives if stockholders receive an above-average return on their investment over the long term.

     The Committee at least annually, or as frequently as circumstances warrant, evaluates the Company's corporate performance based on achievement of established strategic, scientific and financial goals. For 1997, these goals included the following:

     - Progression of clinical trials on pramlintide.

     - Expansion of the Company's product research and development pipeline.

     - Acquisition of essential management and technical skills.

     - Meeting other research and development milestones.

     - Increased external validation of the scientific platform.

COMPENSATION MIX AND MEASUREMENT

     A significant portion of the Company's annual executive compensation program is determined on the basis of corporate performance. The Company's executive compensation mix generally consists of a salary which in the Committee's opinion is adequate under the circumstances to retain the services of the executive, a cash bonus based on Company and individual performance and stock options that are intended to provide long-term incentives tied to increases in the value of the Company's Common Stock.

     SALARY. Salary is targeted at competitive levels within the biotechnology industry. For the purpose of establishing these levels, the Company compares itself to a self selected group of biotechnology companies in stages of development similar to that of the Company. The companies included in the survey are not necessarily the same as the companies included in the market indices included in the performance graph in this Proxy Statement.
---------------
(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act"), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     Although the compensation (salary and bonus) surveys referred to above and the market indices included in the performance graph are broad and include companies in related industries, the surveys and indices were created for different purposes and accordingly are not comparable.

     For fiscal 1997, the Committee established target total compensation levels applicable to each executive officer based on data generated in the surveys. The Committee made its target salary determinations subjectively after considering the competitive nature of the biotechnology industry and the Company's need to attract and retain talented executive officers.

     The Committee then considers the level of responsibility, experience and contributions of each executive officer and sets each officer's salary taking into account the target compensation, recent corporate performance (based on the factors discussed above) and the Committee's evaluation of individual performance. For fiscal 1997, the salary of each executive officer was generally at or near the median target total compensation levels determined through the surveys.

     ANNUAL CASH BONUS. In 1997, the Company implemented a cash bonus program for officers and full-time non-officer employees. A bonus was not paid in 1997. However, a bonus was paid in early 1998 based on corporate and individual performance against the Company's key objectives during 1997.

     LONG-TERM INCENTIVES. Long-term incentives are provided to executives through the Company's equity incentive program, which consists primarily of its 1991 Stock Option Plan. Grants under the 1991 Stock Option Plan have a term of 10 years and are generally tied to the market valuation of the Company's Common Stock, thereby providing an additional incentive for executives to build stockholder value. In addition, grants are generally subject to vesting over four years, with vesting tied to continued employment. Executives receive value from this plan only if strategic goals are achieved and the Company's Common Stock appreciates accordingly. This component is intended to retain and motivate executives to improve long-term stock market performance. Additional long-term incentives are provided through the Company's Employee Stock Purchase Plan in which all eligible employees may participate up to 15% of their annual compensation.

     Option grant levels to executive officers are subjectively determined by the Committee after considering stock option grant data taken from the compensation surveys referred to above, as well as the level of responsibility, experience and contributions of each executive officer. Generally, the Committee expects to grant options to executive officers annually as part of the performance review process for each officer. In determining the size of individual grants, the Committee also considers the number of shares subject to options previously granted to each executive officer, including the number of such shares that have vested and that remain unvested.

     In response to stockholder feedback, during 1997, the Company implemented certain policies that are intended to (i) limit the number of options granted under the 1991 Stock Option Plan to an annual average of approximately 2.5% of the Company's outstanding shares of Common Stock; (ii) limit the Company's ability to reprice stock options; and (iii) limit the grant of non-qualified stock options at a price less than 80% of the fair market value on the date of an option grant.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Company's 1991 Stock Option Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

     401(K) MATCHING CONTRIBUTION. In 1997, the Board of Directors approved a 401(k) matching contribution for all 401(k) plan participants. The match is equal to 50% of the first 6% of a participant's contributions to the plan each year. The match is made in the form of Common Stock of the Company. Matching contributions are subject to a vesting schedule based on years of service with the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Effective July 12, 1996, Mr. Richard Haugen was hired as President and Chief Executive Officer of the Company. At that time the Committee reviewed salary surveys to determine the level of total compensation at which Chief Executive Officers of similar experience in the biotechnology industry were compensated. Following such evaluation, the Company and Mr. Haugen entered into an agreement pursuant to which his annual salary was set at $350,000, subject to periodic increases as determined by the Committee. Mr. Haugen was also granted an option to purchase an aggregate of 500,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan. Effective March 1, 1998, Mr. Haugen's annual salary was increased to $385,000, equivalent to a 5.5% increase. During the 1997 fiscal year Mr. Haugen did not receive a cash bonus, as compared to a $50,000 cash bonus in the previous year. The salary increase was based on the Committee's evaluation of Mr. Haugen's performance during 1997 against objectives specified at the beginning of the year. The cash bonus paid to Mr. Haugen was a one-time signing bonus, and the Company did not pay a cash bonus to any executive officer during the 1997 fiscal year.

     In March 1998, Mr. Haugen resigned as Chief Executive Officer, President and a director of the Company and Joseph C. Cook, Jr. accepted a position as Chairman of the Board of Directors and Chief Executive Officer of the Company. See "EXECUTIVE COMPENSATION -- Compensation of Directors" and "-- Employment Agreements."

April 8, 1998                             COMPENSATION COMMITTEE

                                          JAMES C. BLAIR
                                          JAMES C. GAITHER

PERFORMANCE MEASUREMENT COMPARISON

     The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on January 17, 1992 to two indices: the NASDAQ CRSP Total Return Index for the NASDAQ Stock Market (U.S. companies) (the "NASDAQ-US") and the NASDAQ Pharmaceutical Index (the "NASDAQ-Pharmaceutical"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The NASDAQ-US tracks the aggregate price performance of equity securities of U.S. companies traded on the NASDAQ National Market System (the "NMS"). The NASDAQ-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the NMS. The Company's Common Stock is traded on the NMS and is a component of both the NASDAQ-US and the NASDAQ-Pharmaceutical.(1)

         COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE THE
            COMPANY'S INITIAL PUBLIC OFFERING ON JANUARY 17, 1992(2)

        MEASUREMENT PERIOD                                                       NASDAQ-
      (FISCAL YEAR COVERED)               AMLN              NASDAQ-US        PHARMACEUTICAL
1/17/92                                     100                 100                 100
                                          98.21               96.41               81.78
6/30/92                                   51.78               89.82                68.6
                                          71.42               93.51                64.6
12/31/92                                  80.35              108.79               78.61
                                          60.71              110.84               56.59
6/30/93                                   64.28              112.96               59.63
                                          85.71              122.49               64.65
12/31/93                                  92.85              124.89               70.07
                                          76.78              119.64               57.15
6/30/94                                   42.85              114.05               49.88
                                          55.35              123.49               56.18
12/30/94                                  42.85              122.08               52.74
                                          33.03              133.09               56.93
6/30/95                                   56.25              152.24               66.21
                                          51.78              170.58               82.74
12/29/95                                  67.85              172.66               96.48
                                          70.53              180.71              100.38
6/28/96                                   76.78              195.47                97.5
                                          81.25              202.42               99.73
12/31/96                                  92.85              212.36               96.76
                                           86.6              200.85               91.89
6/30/97                                   98.21              237.67                99.2
                                          60.27              277.87              111.28
12/31/97                                  38.84               260.6               99.99

---------------
(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Shows the cumulative total return on investment assuming an investment of $100 in each of the Company, the NASDAQ-US and the NASDAQ-Pharmaceutical on January 17, 1992. The cumulative total return on the Company's stock has been computed based on an initial price of $14.00 per share, the price at which the Company's shares were sold in its initial public offering on January 17, 1992.

                              CERTAIN TRANSACTIONS

     The Company has entered into certain transactions with its directors, as described under the caption "Executive Compensation -- Compensation of Directors."

     The Company has also entered into certain agreements with its current Chief Executive Officer and Chairman of the Board, its former President and Chief Executive Officer and certain of its other current and former executive officers, as described under the caption "Executive Compensation -- Employment Agreements."

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

     In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                       LOGO
                                          Joseph C. Cook, Jr.
                                          Chairman of the Board and Chief
                                          Executive Officer

April 8, 1998

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, AMYLIN PHARMACEUTICALS, INC., 9373 TOWNE CENTRE DRIVE, SAN DIEGO, CALIFORNIA 92121.

                                   EXHIBIT A

                          CERTIFICATE OF AMENDMENT OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                          AMYLIN PHARMACEUTICALS, INC.

     AMYLIN PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: The name of the Corporation is Amylin Pharmaceuticals, Inc.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is September 29, 1987.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

     Paragraph A of Article V shall be amended and restated to read in its entirety as follows:

          "A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred and seven million five hundred thousand (107,500,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Seven million five hundred thousand (7,500,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

     FOURTH: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Amylin Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and
attested to by its Secretary this                day of             , 1998.
                                          AMYLIN PHARMACEUTICALS, INC.
                                    By: ________________________________________
                                          Joseph C. Cook, Jr.
                                          Chief Executive Officer and
                                          Chairman of the Board
ATTEST: ______________________________
               , [ASSISTANT] Secretary

                          AMYLIN PHARMACEUTICALS, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 1998

         The undersigned hereby appoints Joseph C. Cook, Jr. and Bradford J. Duft, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Amylin Pharmaceuticals, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, located at 9360 Towne Centre Drive, San Diego, California, 92121, on Wednesday, May 20, 1998, at 3:30 p.m., local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect directors to hold office until the next Annual Meeting of
            Stockholders and until their successors are elected.

                 [ ] FOR all nominees listed below (except as marked to the contrary below).

                 [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

NOMINEES: James C. Blair, Joseph C. Cook, Jr., James C. Gaither, Howard E.
          Greene, Jr., Ginger L. Howard and Vaughn M. Kailian

                TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S),
                      WRITE SUCH NOMINEE(S)' NAME(S) BELOW:
--------------------------------------------------------------------------------
                            (Continued on other side)

                           (Continued from other side)

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To approve an amendment to the Company's Restated Certificate of
            Incorporation to increase the number of shares of Common Stock authorized for issuance from 50,000,000 to 100,000,000 shares.

          [ ]     FOR          [ ]     AGAINST          [ ]     ABSTAIN

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3: To approve the Company's 1991 Stock Option Plan, as amended.

          [ ]     FOR          [ ]     AGAINST          [ ]     ABSTAIN

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 4.

PROPOSAL 4: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

          [ ]     FOR          [ ]     AGAINST          [ ]     ABSTAIN

                                        DATED ________, 1998



                                        -----------------------------------
                                        Signature(s)


                                        -----------------------------------
                                        Name of stockholder (if other than
                                        individual)

                                   Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY
                IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE
                     PREPAID IF MAILED IN THE UNITED STATES.